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                          INVESTMENT ADVISORY AGREEMENT


          Agreement, dated as of ___________ ___, 1996 by and between COMSTOCK PARTNERS FUNDS, INC., a Maryland corporation (the "Company"), on behalf of COMSTOCK PARTNERS CAPITAL VALUE FUND (the "Fund"), and COMSTOCK PARTNERS, INC., a Delaware corporation (the "Adviser").

          The Fund and the Adviser hereby agree as follows:

          1. INVESTMENT DESCRIPTION. The Company is an open-end investment company which, as of the date hereof, consists of two series: the Comstock Partners Strategy Fund and the Fund. The Company desires to employ the Fund's capital by investing and reinvesting in investments of the kind, and in accordance with the limitations, specified in the Company's Articles of Incorporation, as amended from time to time (the "Articles of Incorporation"), and in the Fund's Prospectus and Statement of Additional Information contained in the Company's Registration Statement on Form N-1A, as in effect from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended, and in such manner and to such extent as may from time to time be approved by the Company's Board of Directors. Copies of the Articles of Incorporation and the Registration Statement currently in effect have been submitted to the Adviser. Any amendments to these documents shall be furnished to the Adviser promptly.

          2. APPOINTMENT. The Company, on behalf of the Fund, desires to employ and hereby appoints the Adviser to act as the Fund's investment adviser. The Adviser accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below.

          3. DUTIES OF THE ADVISER. Subject to the supervision and direction of the Company's Board of Directors, the Adviser shall (a) act in strict conformity with the Articles of Incorporation, the 1940 Act and the Investment Advisers Act of 1940, as amended, (b) manage the Fund's assets in accordance with the Fund's investment objective and policies as stated in the Registration Statement and in accordance with the provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, (c) make all investment decisions for the Fund and (d) place purchase and sale orders on behalf of the Fund. In rendering such services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.


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          4.   EXPENSES PAYABLE BY THE FUND.  Except as otherwise provided in
Paragraphs 3 and 5 hereof, the Company, on behalf of the Fund, will pay all expenses incurred in connection with its operation, including, among other things, organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, Securities and Exchange Commission fees and Blue Sky qualification fees, fees and expenses of non-interested directors, officers' and employees' fees (other than officers or employees of The Dreyfus Corporation, Comstock Partners or any affiliate thereof), investment and sub-investment advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining the Company's or the Fund's existence, payments to service organizations, costs of independent pricing services, costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholder reports and meetings and any extraordinary expenses.

          5. EXPENSES PAYABLE BY THE ADVISER. The Adviser shall, at its expense, (a) provide the Fund with office space, equipment and personnel reasonably necessary for the operation of the Fund, (b) employ or associate itself with such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (c) provide the Company with persons satisfactory to the Company's Board of Directors to serve as directors, officers and employees of the Company or the Fund, including a Chairman, Vice Chairman, President, Secretary and Treasurer. The Adviser shall also pay all expenses which it may incur in performing its duties under Paragraph 3 hereof.

          6. COMPENSATION OF THE ADVISER. As compensation for the services provided by the Adviser pursuant to this Agreement, the Company, on behalf of the Fund, shall pay to the Adviser on the first business day of each calendar month a fee for the previous month at the following annual rate: .40 of 1% of the first $300 million of the Fund's average daily net assets, .45 of 1% of the Fund's average daily net assets between $300 million and $750 million, .50 of 1% of the Fund's average daily net assets between $750 million and $1 billion and
 .55 of 1% of the Fund's average daily net assets in excess of $1 billion. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Registration Statement. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

          7. EXPENSE LIMITATIONS. If the aggregate expenses incurred by, or allocated to, the Fund in any fiscal year shall



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exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Company, on behalf of the Fund, may deduct from the fees payable to the Adviser, or the Adviser shall bear, such excess expense; provided, that, the Adviser's obligation hereunder will be limited to the amount of fees it receives from the Company, on behalf of the Fund, during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this contract shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year.

          8. BROKERAGE. In executing transactions for the Fund and selecting brokers or dealers, the Adviser will use its best efforts to seek the best combination of net price and execution for the Fund. In assessing the best combination of net price and execution for any transaction on behalf of the Fund, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the size of the transaction, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission (for the specific transaction and on a continuing basis). In selecting brokers to execute a particular transaction and in evaluating the best combination of net price and execution available, the Adviser may consider "brokerage and research services" (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended), statistical quotations, specifically the quotations necessary to determine the Fund's net asset value, and other information provided to the Fund and/or to the Adviser (or their affiliates). The Adviser is authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay to a broker who provides such brokerage and research services a commission for executing a portfolio transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of that particular transaction or in terms of all other accounts over which the Adviser exercises investment discretion. It is understood that certain of the services provided by such broker may benefit one or more other accounts for which investment discretion is exercised by the Adviser.

          9. INFORMATION PROVIDED TO THE COMPANY. The Adviser will keep the Company informed of developments materially affecting the Company, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.



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          10.  LIMITATIONS ON THE EMPLOYMENT OF THE ADVISER.  The services of the Adviser to the Company, on behalf of the Fund, shall not be deemed exclusive, and the Adviser may engage in any other business or render similar or different services to others so long as its services to the Company, on behalf of the Fund, hereunder are not impaired thereby, and provided that the Adviser shall provide fair and equitable treatment to the Fund in the selection of portfolio investments and the allocation of investment opportunities as between the Fund and other investment management clients of the Adviser. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business, whether of a similar or dissimilar nature.

          11. STANDARD OF CARE; PROTECTION OF THE ADVISER. The Adviser shall exercise its best judgment in rendering the services described in paragraphs 3, 8 and 9 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this paragraph shall be deemed to protect or purport to protect the Adviser against any liability to the Company (including the Fund) or to its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

          12. EFFECTIVENESS, DURATION AND TERMINATION OF AGREEMENT. This Agreement shall remain in effect until __________ ___, 199__ and thereafter shall continue automatically for successive annual periods ending on ____________ of each year, provided such continuance is specifically approved at least annually by (a) the vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities or by the Board of Directors of the Company and (b) the vote of a majority of the Company's directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days written notice by the vote of the holders of a majority of the outstanding voting securities of the Fund, by the vote of the Company's Board of Directors or by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

          13. NAME. The Company (including the Fund) may, so long as this Agreement remains in effect, use "Comstock" as part of its name. The Adviser may, upon termination of this Agreement, require the Company (including the Fund) to refrain from using the name "Comstock" in any form or combination in its



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name or in its business, and the Company (including the Fund) shall, as soon as practicable following its receipt of any such request from the Adviser, so refrain from using such name.

          14. NOTICES. Any notice under this Agreement shall be given in writing, delivered against receipt or mailed, first class certified or registered mail, return receipt requested, postage prepaid, addressed to the other party at its then principal office.

          15. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and wholly to be performed in such State.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


                              COMSTOCK PARTNERS FUNDS, INC.,
                              on behalf of Comstock Capital
                              Value Fund


                              By:
                                 -------------------------
                              Name:
                              Title:



                              COMSTOCK PARTNERS, INC.


                              By
                                 -------------------------
                              Name:
                              Title: